CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-60495, 333-107873, 333-104253 and 333-104252) and Form S-3 (File Nos. 333-57501, 333-70229, 333-86037 and 333-86153) of Alpharma Inc. of our report dated February 27, 2004 relating to the financial statements, which appears in this Form 10-K.

Florham Park, New Jersey

March 12, 2004